Exhibit 10(r)-1

SECRETARIAL CERTIFICATION

OF THE

COMPENSATION/NOMINATING/CORPORATE GOVERNANCE

COMMITTEE

TCF FINANCIAL CORPORATION

July 19, 2010

******************************************************************************

Following discussion, and upon motion duly made, seconded and carried, the following was adopted:

Re:  Amendment of Directors 2005 Deferred Compensation Plan

WHEREAS, the Committee wishes to clarify the provisions of the TCF Directors 2005 Deferred Compensation Plan in certain respects;

NOW, THEREFORE, IT IS HEREBY

RESOLVED, that Section 1.b. of the Plan is amended in its entirety, to read as follows:

“b.           Any elections with respect to Deferred Amounts of fees or TCF Stock shall be exercised in writing by the Director prior to the later to occur of the following: (i) the last day of the calendar year in which the fees are to be earned or in which the TCF stock award is made; or (ii) the thirtieth day following the date the Director first becomes eligible to participate in the Plan or the Plan is first adopted; provided that, an election made after the first day of a calendar year shall only apply to fees earned after the date of the election and/or to the portion of the TCF stock award that is payable for services performed after the election, and shall not be available to a Director who has previously been eligible to participate in any other plan that is required to be aggregated with this Plan under Treasury Regulation § 1.409A-1(c).  An election of deferred amounts, once made, is irrevocable, except as provided in Section 6 hereof.  An election of deferred amounts, once made, shall continue to be effective for succeeding calendar years until revoked by the Director by written request to the Secretary of TCF Financial prior to the beginning of a calendar year for which fees would otherwise be deferred.  Notwithstanding the foregoing, in the case of fees or TCF stock awards which qualify as performance-based, as defined in IRC §409A and regulations issued thereunder, a Director’s deferral election may be made not later than six months before the end of the performance period for such fees or award, provided the performance period is at least 12 months long, the Director performs services continuously from the beginning of the performance period (or, if later, the date the performance criteria are established) through the date the election is made, and the fees or TCF stock awards have not become reasonably ascertainable prior to the date of the election.”

FURTHER RESOLVED, that Section 1.c. of the Plan is amended in its entirety, to read as follows:

“c.           Deferred Amounts shall be subject to the rules set forth in this document, and each Director shall have the right to receive payments on account of Deferred Amounts only in the amounts and under the circumstances hereinafter set forth.”

FURTHER RESOLVED, that the last sentence of Section 3.b. of the Plan is amended to read as follows:

“If a Company should from time to time, in its discretion, actually purchase the investments deemed to have been made for a Director’s Account, either directly or through the trust described in Section 4, such investments shall be solely for the Company’s or such trust’s own account, and the Directors shall have no right, title or interest therein.”

FURTHER RESOLVED, that Section 5.c. of the Plan is amended in its entirety, to read as follows:

“c.           For purposes of this section, a Director’s service on the board is considered to terminate as of the date which is the Director’s last date of service for the Company as a director; provided the Director incurs a ‘separation from service,’ as defined for the purposes of IRC § 409A, on such date.”

FURTHER RESOLVED, that Section 5.e. of the Plan is amended in its entirety, to read as follows:

“e.           The Trustee shall make distribution of accounts (that are not payable earlier) in a single distribution in the form of TCF stock within 30 days after a Change in Control.  For purposes of this Plan, a Change in Control shall be deemed to have occurred if (i)  there is a change in ownership (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)) of TCF Financial; (ii) there is a change in effective control (as defined in Treasury Regulation § 1.409A-3(i)(5)(vi)) of TCF Financial, provided that the ownership percentage shall be 50%; or (iii) there is a change in the ownership of a substantial portion of the assets (as defined in Treasury Regulation § 1.409A-3(i)(5)(vi)) of TCF Financial.  The Trustee shall make a determination with respect to whether a Change in Control has occurred if the Trustee receives notice that a Change in Control may have occurred from any source other than the Committee.  Promptly after receiving such notice of a possible Change in Control, the Trustee shall request from the Committee all information relevant to the Trustee’s determination.  If the Committee fails to provide information sufficient to demonstrate the absence of a Change in Control within 30 days after the Trustee’s request, and the other information received by the Trustee indicates that a Change in Control has occurred, the Trustee shall assume that a Change in Control has occurred.”

FURTHER RESOLVED, that Section 7.e. of the Plan is amended in their entirety, to read as follows:

“e.           Unless suspended due to a Company’s Insolvency, payments from the trust described in Section 4 shall be commenced by the Trustee (without the need for further instructions from the Committee) in accordance with the most recent payment instructions provided by the Committee after the Trustee (i) acquires actual knowledge of the occurrence of an event that requires payment to commence (a “payment event”), (ii) is notified by the Committee that a payment event has occurred, (iii) determines (in the absence of actual knowledge and any notice from the Committee) that a Change in Control has occurred as defined in Section 5.e of this Plan, or (iv) in the case of a participant’s termination of service, is notified in writing by the participant that the participant’s termination of service has occurred.

FURTHER RESOLVED, that an additional sentence is added at the end of Section 9.f. of the Plan, to read as follows:

“f.          “Such reimbursements shall be subject to the following requirements:

(a)           the expenses must be incurred during the Director’s lifetime;

(b)           the amount of expenses eligible for reimbursement in any taxable year of the Director shall not affect the expenses eligible for reimbursement in any other taxable year of the Director;

(c)           the reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Director following the taxable year in which the expense was incurred; and

(d)           a Director’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.”

FURTHER RESOLVED, that a new Section 9.g. is added at the end of Section 9 of the Plan, to read as follows:

“g.           The provisions of this Plan shall be interpreted as necessary to comply with the requirements of Section 409A.”

Dated:    July 26, 2010

(Corporate Seal)

/s/ Gregory J. Pulles
Gregory J. Pulles, Secretary